Exhibit 23.3

February 26, 2007 Tongjitang Chinese Medicines Company 5th Floor, Block B Baiying Medical Device Park Nanhai Avenue South, Nanshan District Shenzhen, Guangdong 518067 China

Ladies and Gentlemen:

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus included in the registration statement on Form F-1, originally filed by Tongjitang Chinese Medicines Company on February 26, 2007, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Latham & Watkins LLP